NEWS RELEASE
NASDAQ Symbol: “STRS”
Stratus Properties Inc.	Financial and Media Contact:
212 Lavaca St., Suite 300	William H. Armstrong III
Austin, Texas 78701	(512) 478-5788

STRATUS PROPERTIES INC. ANNOUNCES
INCREASE AND EXTENSION OF ITS REVOLVING CREDIT FACILITY

AUSTIN, TX, July 5, 2018 - Stratus Properties Inc. (NASDAQ: STRS) announced that on June 29, 2018, Stratus and certain of its wholly owned subsidiaries entered into a loan agreement with Comerica Bank that increases and extends Stratus' existing revolving credit facility. Under the terms of the loan agreement, the revolving credit facility was modified to increase the aggregate borrowing base from $52.5 million to $60.0 million and extended the maturity date from November 30, 2018 to June 29, 2020.

William H. Armstrong III, Chairman, President and Chief Executive Officer, stated, “We are pleased to announce the successful modification and extension of our credit facility which expands our financial capacity and gives us additional financial flexibility to fund operations and growth as we continue to pursue our active development strategy. We value our longstanding business relationship with Comerica, whose confidence in Stratus is reflected in this enhanced commitment, and we look forward to continuing to work together to ensure that Stratus is well-positioned to create value for its shareholders.”

Proceeds from the revolving credit facility may be used to fund Stratus' working capital needs, including land acquisitions, subject to certain exceptions. Stratus' obligations under the loan agreement are secured by substantially all of Stratus' assets, except for properties that are encumbered by separate loan financing.

Stratus is a diversified real estate company engaged primarily in the acquisition, entitlement, development, management, operation and sale of commercial, hotel, entertainment, and multi- and single-family residential real estate properties, primarily located in the Austin, Texas area, but including projects in certain other select markets in Texas.
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A copy of this release is available on Stratus' website, www.stratusproperties.com.

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